Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-130363

PROSPECTUS

Sun American Bancorp

8,228,750 Shares of Common Stock

Series F Common Stock Purchase Warrants to purchase up to 4,114,375 Shares of Common Stock

4,114,375 Shares of Common Stock Issuable upon Exercise of Warrants

We sold 7,500,000 units, referred to in this prospectus as units, each unit consisting of one share of our common stock, par value $0.01 per share, and one Series F common stock purchase warrant to purchase 0.5 shares of our common stock, to investors in a private placement with an initial closing on August 2, 2005 and a final closing on October 27, 2005, which is referred to in this prospectus as the August private placement. We also sold 728,750 units to investors in a private placement that closed on December 14, 2005 which is referred to in this prospectus as the December private placement. Together, the August private placement and the December private placement are referred to as the private placements in this prospectus. The investors described above and referred to collectively in this prospectus as the selling securityholders, may use this prospectus to resell from time to time their shares of common stock, Series F common stock purchase warrants and shares of common stock issuable upon the exercise of Series F common stock purchase warrants.

Each Series F common stock purchase warrant, referred to in this prospectus as a warrant, entitles its holder to purchase 0.5 shares of our common stock for $4.00 per share, subject to adjustments for dividends, stock splits or similar transactions, at any time prior to August 1, 2010 for the warrants sold in the August private placement, and December 14, 2010 for the warrants sold in the December private placement. If the closing price of our common stock exceeds $5.60 for each of 20 consecutive trading days, which period will not begin until after the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, we may redeem some or all of the warrants that have not been exercised by giving prior written notice and paying $0.50 per share.

Our common stock is listed on the American Stock Exchange under the symbol “SBK.” On February 2, 2006, the closing sale price of our common stock as reported on the American Stock Exchange was $4.97 per share.

———————

The purchase of our securities involves a high degree of risk. You are urged to carefully read the “Risk Factors” section beginning on page 4 of this prospectus which describes specific risks and certain other information associated with an investment in our company that you should consider before you make your investment decision.

———————

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended, referred to in this prospectus as the Securities Act. We will not receive any of the proceeds from the sale by any of the selling securityholders of the securities, except that we may receive the exercise price from the exercise of the warrants for the underlying common stock to the extent the selling securityholders do not utilize the cashless exercise provision contained in the warrants.

The selling securityholders will sell the securities at prevailing market prices or privately negotiated prices.

The date of this prospectus is February 6, 2006.

TABLE OF CONTENTS

Page

PRELIMINARY NOTES

iii

FORWARD-LOOKING STATEMENTS

iii

PROSPECTUS SUMMARY

RISK FACTORS

4

USE OF PROCEEDS

11

SELLING SECURITYHOLDERS

11

DESCRIPTION OF SECURITIES

15

PLAN OF DISTRIBUTION

18

INDEMNIFICATION

19

LEGAL MATTERS

19

EXPERTS

19

WHERE YOU CAN FIND MORE INFORMATION

19

PRELIMINARY NOTES

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus. You should rely only on the information contained in or incorporated by reference into this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Unless otherwise indicated, we refer to Sun American Bancorp and its subsidiary, Sun American Bank, as “we,” “us,” “our,” “Sun American Bancorp” or the “company” and we refer to Sun American Bank as “our bank subsidiary,” “Sun American” or the “bank.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act. Forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “anticipates,” and “plans” and similar expressions are intended to identify forward-looking statements. Among the important factors on which such statements are based are assumptions concerning the business environment in Broward, Miami-Dade and Palm Beach Counties of Florida where our bank subsidiary operates, the availability of additional capital to help our bank subsidiary achieve the size necessary to attain and sustain profitability, changes in interest rates, changes in the banking industry in general, and particularly in the competitive environment in which our bank subsidiary operates, and changes in inflation.

You should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision.

Sun American Bancorp

Sun American Bancorp is a single bank holding company headquartered in Miami, Florida. We own 99.9% of the issued and outstanding common shares of Sun American Bank. Sun American Bank is chartered by the State of Florida and is engaged in general commercial banking providing a wide range of loan and deposit services. Its deposit accounts are insured by the Federal Deposit Insurance Corporation, referred to as FDIC in this prospectus, and it is a member of the Federal Reserve System and the Federal Home Loan Bank. Sun American Bank’s primary market areas are Miami-Dade, Broward and southern Palm Beach Counties in Florida, where it currently operates seven full-service branch offices at the following locations:  3400 Coral Way, Miami, Florida; 3475 Sheridan Street, Hollywood, Florida; 1200 N. Federal Highway, Boca Raton, Florida; 3501 West Boynton Beach Boulevard, Boynton Beach, Florida; 2800 SW 8th Street, Miami, Florida; 2500 NW 97th Avenue, Miami, Florida; and 2770 S.W. 27th Avenue, Miami, Florida.

We were incorporated in 1992 under the name PCM Acquisition Group, Inc. for the sole purpose of acquiring Florida First International which was renamed Southern Security Bank Corporation. In 2000, while under a cease and desist order from federal bank regulators, Southern Security Bank was reorganized and infused with new capital by a group of investors. In 2001, Southern Security Bank Corporation acquired the assets and assumed the deposits and certain liabilities of PanAmerican Bank. As part of the transaction, Southern Security Bank adopted the name PanAmerican Bank and we adopted the name PanAmerican Bancorp. On January 12, 2006, we changed our name to Sun American Bancorp, and on January 20, 2006, we changed the name of our bank subsidiary to Sun American Bank.

On February 17, 2004, we purchased certain assets and assumed certain liabilities of Gulf Bank, Miami, Florida. We purchased approximately $42.0 million of loans, assumed approximately $70.0 million of liabilities and received $28.0 million in cash which was reduced by a purchase price of approximately $3.8 million. Additionally, we assumed the leases for the three Gulf Bank branches in Miami-Dade County, Florida. The transaction received approval by federal and state banking regulators.

On August 1, 2005, we entered into a securities purchase agreement with a group of investors pursuant to which we sold 7,500,000 units, each consisting of one share of our common stock and one warrant to purchase 0.5 shares of our common stock. In connection with the sale of the units, we issued warrants to purchase 675,000 shares of our common stock to the placement agents. On December 14, 2005, we entered into a securities purchase agreement with a group of investors pursuant to which we sold 728,750 units, each consisting of one share of our common stock and one warrant to purchase 0.5 shares of our common stock. In connection with the sale of the units, we issued warrants to purchase 65,875.5 shares of our common stock to the placement agents. As part of the private placements, we also entered into registration rights agreements with the investors pursuant to which we agreed to file a registration statement to cover the resales of the common stock, warrants and shares of common stock issuable upon the exercise of the warrants issued to the investors. This prospectus is a part of that registration statement.

Our principal executive offices are located at 3400 Coral Way, Miami, Florida 33145 and our telephone number is (305) 421-6800.

The Offering

Issuer	Sun American Bancorp.
Common stock offered in this prospectus	12,343,125 shares of common stock (including up to 4,114,375 shares issuable upon exercise of the warrants).
Warrants offered in this prospectus	Warrants to purchase up to 4,114,375 shares of common stock.
Common stock outstanding as of January 9, 2006	18,500,912 shares.
Series F Common Stock Purchase Warrant

Each Series F common stock purchase warrant entitles its holder to purchase 0.5 shares of our common stock at an exercise price of $4.00 per share, subject to adjustments, at any time prior to August 1, 2010 for the warrants sold in the August private placement, and December 14, 2010 for the warrants sold in the December private placement. The warrants may be exercised pursuant to the “cashless exercise” provisions contained in the warrant.

In addition, each warrant is subject to our right to repurchase the warrant at a price of $0.50 per share if the closing price of our common stock exceeds $5.60 for any period of 20 consecutive trading days beginning after the registration statement has been declared effective by the SEC.

See “Description of Securities.”

Use of proceeds

We will not receive any of the proceeds from the sale by any of the selling securityholders of the securities, except that we may receive the exercise price from the exercise of the warrants for the underlying common stock to the extent the selling securityholders do not utilize the cashless exercise provision contained in the warrant.

See “Use of Proceeds.”

The American Stock Exchange Symbol	Our common stock is listed on the American Stock Exchange under the symbol “SBK.” The warrants are not, and will not be, listed on any exchange or quoted on any market.
Risk Factors	You should carefully consider the information under “Risk Factors” included in this prospectus beginning on page 4 so that you understand the risks associated with an investment in our securities.

Registration Rights

We agreed to use our commercially reasonable efforts, subject to receipt of necessary information from the investors, to cause a registration statement on Form S-3 relating to the resale of the securities by the selling securityholders to be filed with the SEC within 90 days following the last closing under each private placement, but in no event later than December 31, 2005 for the August private placement and no later than May 31, 2006 for the December private placement. Subject to certain suspension periods, we are obligated to use our commercially reasonable efforts to maintain the registration statement’s effectiveness until the earlier of (i) the date on which all securities sold in the private placements have been sold pursuant to the registration statement; or (ii) the date on which all securities sold in the private placements may be sold without restriction by the volume limitations of Rule 144(e) of the Securities Act as determined by our counsel.

Following the effective date of the registration statement, in certain circumstances we may suspend the selling securityholders’ use of the registration statement to resell their securities for up to 90 days (which need not be consecutive) in any twelve-month period.

See “Description of Securities – Registration Rights Agreement.”

RISK FACTORS

Investing in our common stock and warrants involves risks. You should carefully consider all of the information contained in or incorporated by reference into this prospectus and, in particular, the risks described below before investing in our common stock and warrants. If any of the following risks actually occur, our business, financial condition or results of operations could be materially harmed and you may lose part or all of your investment.

Risks Related to Our Business

We have experienced operating losses, and continued losses may negatively impact our financial position and the value of our common stock and warrants.

We have incurred net losses of $228,035, $442,655 and $507,949 for the fiscal years ended December 31, 2004, 2003 and 2002, respectively. Although for the quarter and nine months ended September 30, 2005, we had net income of $780,972 and $1,896,535, respectively, compared to the net income of $158,683 for the quarter ended September 30, 2004 and net loss of $463,460 for the nine months ended September 30, 2004, there can be no assurance that we will continue to be profitable in the future. For the fiscal year ended December 31, 2004, our loss reflected the discontinuance of a loan product known as “Business Manager” for which we wrote off approximately $582,000 as well as integration costs associated with the purchase of Gulf Bank of approximately $222,000. For the fiscal year ended December 31, 2003, our loss reflected loan write-offs of approximately $1.1 million. For the fiscal year ended December 31, 2002, our loss reflected the excess of operating expenses over operating income due to the small size of the overall bank operations. If we continue to experience losses, our financial position could be negatively impacted and the value of our common stock and warrants may decline.

Loan losses would have a material adverse effect on our financial condition and operating results and could cause our insolvency which would negatively impact the value of our common stock and warrants.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that the value of the collateral securing the payment of their loans, if any, may not be sufficient to assure repayment.

Our loan portfolio includes: (i) commercial and residential mortgage loans principally secured by real estate, (ii) other commercial loans, and (iii) consumer and home equity loans. Our credit risk with respect to our consumer and commercial loan portfolios relates principally to the general creditworthiness of individuals and businesses within our local market area and the value of the collateral held as security for the repayment of the loan. Our credit risk with respect to our residential and commercial real estate mortgage portfolio relates principally to the general creditworthiness of individuals and businesses and the value of real estate serving as security for the repayment of the loans. Loan losses could have a material adverse effect on our financial condition and operating results and could cause our insolvency which may negatively impact the value of our common stock and warrants.

A decline in the value of the collateral securing our loans could result in an increase in losses on foreclosure, which could adversely affect our financial condition and negatively impact the value of our common stock and warrants.

Declining real estate values increase the loan-to-value ratios of loans we previously made, which in turn, increases the probability of a loss in the event the borrower defaults and we have to sell the mortgaged property. In addition, delinquencies, foreclosures on loans and losses from delinquent and foreclosed loans generally increase during economic slowdowns or recessions. As a result, the market value of the real estate or other collateral underlying our loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans which could adversely affect our financial condition and negatively impact the value of our common stock and warrants. In addition, any significant decline in real estate values reduces the ability of borrowers to use home equity as collateral for borrowings. This reduction in real estate values may reduce the number of loans we are able to make, which could also adversely affect our operating results and negatively impact the value of our common stock and warrants.

Our allowance for loan losses may not be sufficient to cover actual loan losses which could adversely affect our financial condition and operating results and may negatively impact the value of our common stock and warrants.

From time to time, we have to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of the collateral securing loans. We maintain an allowance for loan losses in an attempt to cover loan losses inherent in our loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than we have experienced to date. In determining the size of the allowance, our management evaluates our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates of material factors, including, but not limited to, the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

At September 30, 2005, our impaired assets totaled $2.3 million, or 1.1% of total gross loans, and our allowance for loan losses totaled $2.1 million. If our assumptions and judgments prove to be incorrect, our current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Federal and state regulators also periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs could have an adverse effect on our financial condition and operating results which may negatively impact the value of our common stock and warrants.

Our level of growth in recent years may not continue if our growth strategy is not successful.

In recent years, we have experienced significant growth through acquisitions and internal generation of new business. We intend to continue to expand our business through internal growth by opening new branches, adding to our loan portfolio and bringing in new deposits as well as through the acquisition of the assets and assumption of deposits of other banks as opportunities are identified. However, our ability to sustain continued growth depends upon several factors outside of our control, including economic conditions generally and in Florida in particular as well as interest rate trends. We can provide no assurance that we will continue to be successful in increasing the volume of our loans and deposits at acceptable risk and asset quality levels and upon acceptable terms, while managing the costs and implementation risks associated with this growth strategy. There can be no assurance that any further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through acquisitions.

Acquisitions that we may engage in involve risks which could negatively affect our operations and reduce the value of our common stock and warrants.

As part of our growth strategy, we completed, and may engage in the future in, bank or other acquisitions. Generally, acquisitions involve numerous risks, including, but not limited to:

•

difficulties in assimilating operations of the acquired institution and implementing uniform standards, controls, procedures and policies;

•

exposure to asset quality problems of the acquired institution;

•

maintaining adequate regulatory capital;

•

diversion of management’s attention from other business concerns;

•

risks and expenses of entering new geographic markets;

•

potential significant loss of depositors or loan customers from the acquired institution;

•

loss of key employees of the acquired institution; and

•

exposure to undisclosed or unknown liabilities of an acquired institution.

Any of these acquisition risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Moreover, our failure to successfully integrate future acquisitions and manage our growth could adversely affect our business, results of operations, financial condition and future prospects.

The geographic concentration of our operations in Florida makes our business highly susceptible to local economic conditions, and an economic downturn or recession or adverse weather conditions in Florida may adversely affect our ability to operate profitably which could reduce the value of our common stock and warrants.

Unlike larger banking organizations that are more geographically diversified, our operations are currently concentrated in Miami-Dade, Broward and southern Palm Beach Counties in Florida. As a result of this geographic concentration in the Florida market, our financial results depend largely upon economic conditions in this market area. A deterioration or recession in economic conditions in this market could result in one or more of the following:

•

an increase in loan delinquencies;

•

an increase in problem assets and foreclosures;

•

a decrease in the demand for our products and services; and

•

a decrease in the value of collateral for loans, especially real estate, and reduction in the customers’ borrowing power.

In addition, since a large portion of our loan portfolio is secured by properties located in Florida, the occurrence of a natural disaster, such as a hurricane, could result in a decline in deposits and loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us in that state.

Changes in interest rates may adversely affect our financial condition which may reduce the value of our common stock and warrants.

Our primary market risk exposure is interest rate risk because our income is primarily derived from the excess of interest collected on interest-earning assets (loans and investments) over the interest paid on interest-bearing liabilities (deposits). The rates of interest earned on assets and owed on liabilities change and generally are established contractually over a period of time. We cannot predict or control changes in interest rates. National, regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Board of Governors of the Federal Reserve System, affect market interest rates. While we have instituted policies and procedures designed to manage the risks from changes in market interest rates, at any given time our assets and liabilities are likely to be affected by a given change in interest rates, principally because we do not match the maturities of our loans and investments precisely with our deposits and other funding sources.

Since market interest rates change over time, we are exposed to lower profitability if we cannot adapt to interest rate changes. Over the short term, a downward movement in market interest rates may cause a decrease in the interest collected due to adjustable rate loans whose interest rate will adjust downward, while interest paid on interest-bearing deposits may not offset the decline in interest collected due to our higher fixed interest payment obligations over a longer period, e.g., certificates of deposit. In addition, low market interest rates can result in a high level of prepayments which will reduce our cash flow from the interest collected on interest-earning assets. As of September 30, 2005, we had a positive interest rate gap of 1.26% of interest earning assets in the one-year time frame. Over a longer term, for example a five-year period, an upward movement in interest rates may increase risk exposure as our liabilities may require increased interest payments which are not offset by increased interest collected on assets. An asset portfolio largely in fixed interest rate loans of long duration may not be able to be repriced quickly enough to offset the effects of paying increased interest on our liabilities. Changes in interest rates may adversely affect our financial condition which may reduce the value of our common stock and warrants.

We rely heavily on our management and other key personnel, and the loss of any of them may adversely affect our operations which may reduce the value of our common stock and warrants.

Our future success depends to a significant extent on the continued services of our key senior management, including Michael Golden, our President and CEO and the CEO of the bank, and Hugo Castro, the President of the bank, due to their skills, knowledge of the markets in which we operate and years of industry experience. The loss of key personnel in a particular market could have an adverse effect on our performance in that market because it may be difficult to find qualified replacement personnel who are already located in or would be willing to relocate to a non-metropolitan market. The loss of the services of Messrs. Golden and Castro or other key employees could have a material adverse effect on our operations which may reduce the value of our common stock and warrants.

Environmental laws and regulations and other environmental considerations may restrict our ability to foreclose on loans secured by real estate or increase costs associated with those loans which could adversely affect our financial condition and negatively impact the value of our common stock and warrants. If we foreclosed upon a property which had environmental liabilities, we could face significant liability.

Our ability to foreclose on the real estate collateralizing our loans may be limited by environmental laws which pertain primarily to commercial properties that require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or chemical releases on the property. In addition, the owner or operator may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and cleanup costs relating to the contaminated property. While we would not knowingly make a loan collateralized by real property that was contaminated, we may not discover the environmental contamination until after we had made the loan or after we had foreclosed on a loan. If we foreclosed upon a property which had environmental liabilities, we could face significant liability.

In addition to federal or state laws, owners or former owners of a contaminated site may be subject to common law claims, including tort claims, by third parties based on damages and costs resulting from environmental contamination migrating from the property. Other environmental considerations, such as pervasive mold infestation of real estate securing our loans, may also restrict our ability to foreclose on delinquent loans. To the extent that we sustain losses due to the environmental issues that may arise in connection with our loans, such losses could adversely affect our financial condition and impact the value of our common stock and warrants.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders and depositors could lose confidence in our financial reporting which could adversely affect our business and the value of our common stock and warrants.

Beginning in the second quarter of fiscal 2005, we began a process to document and evaluate our internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations, including, among other matters, the management’s assessment of the effectiveness of our internal control over financial reporting, and an attestation report by our independent auditors addressing these assessments. In this regard, management has been dedicating internal resources and has adopted a detailed work plan to (i) assess and document the adequacy of our internal control over financial reporting, (ii) take steps to improve control processes, where appropriate, (iii) verify through testing that controls are functioning as documented and (iv) implement a continuous reporting and improvement process for internal control over financial reporting. If we fail to correct any issues in the design or operating effectiveness of our internal control over financial reporting or fail to prevent fraud, current and potential stockholders and depositors could lose confidence in our financial reporting which could adversely affect our business, financial condition and results of operations and the trading price of our securities.

Government regulation may have an adverse effect on our profitability and growth which may decrease the value of our common stock and warrants.

We are subject to extensive federal and state government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by federal and state banking laws and regulations that limit the manner in which we accept deposits, make loans, purchase securities, pay dividends and engage in banking and other businesses. These laws and regulations are subject to change and such changes may adversely impact our business and profitability. These laws and regulations are intended primarily to protect depositors not stockholders. We have entered into agreements with federal and state regulators to remain well capitalized and improve our policies and procedures in administrative areas affecting internal audit, asset and liability management and compliance. We have also agreed to periodically report to the regulatory authorities on our progress in these areas. In addition, the burden imposed by federal and state laws and regulations may place us at a competitive disadvantage compared to financial institutions that are less regulated and may have an adverse affect on our profitability which may decrease the value of our common stock and warrants. Future legislation or government policy may also adversely affect the banking industry or our operations.

Competition from other financial institutions could adversely affect our profitability and growth, which may reduce the value of our common stock and warrants.

We face substantial competition in all phases of our operations from a variety of different competitors. Competition for deposits, loans, and other financial services comes from numerous Florida-based and out-of-state banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities that provide financial services, many of which are much larger than our bank subsidiary. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services, such as trust, investment and full service international banking, that our bank subsidiary does not currently provide. In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. To compete, we rely upon competitive products and services, responsive handling of customer needs, and personal contacts by our officers, directors and staff. Competition from various financial institutions could hinder our growth strategy and ability to attain profitable operations which may reduce the value of our common stock and warrants.

Our failure to apply new technology to service our customers may adversely affect our growth strategy and ability to stay competitive which may decrease the value of our common stock and warrants.

The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition, the effective use of technology increases efficiency and enables financial institutions to better service customers and reduce costs. Our ability to implement our growth strategy will depend, in part, on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than us. There can be no assurance that we will be able to effectively implement new technology-driven products and services to be successful in marketing such products and services to our customers.

We outsource many essential services to third-party providers who may terminate their agreements with us which could negatively affect our operations.

We receive, and will continue to receive, essential technical and customer service support from third-party providers. These third-party providers provide check processing, data processing, Internet processing, home page hosting and statement-rendering services. We expect to use third-party providers for additional services in the future. Our current agreements with each of these service providers may be canceled without cause by either party upon specified notice periods, and future agreements may contain similar clauses. If one of our third-party service providers terminates its agreement with us, we may not be able to enter into a new agreement on similar terms in a timely manner, and our operations may be interrupted. If an interruption were to continue for a significant period of time, we could lose customers to other financial institutions which may negatively affect our operations. In addition, any new third party agreement may result in higher costs to us, including transition costs.

Risks Related to an Investment in Our Securities

Because our common stock and warrants are not FDIC insured, you risk a loss of your entire investment.

Our securities are not savings or deposit accounts or other obligations of our bank subsidiary, they are not insured by the FDIC or any other governmental agency and they are subject to investment risk, including the loss of your entire investment.

There is not presently an active market for shares of our common stock or the warrants offered by this prospectus, and therefore you may be unable to sell any shares of common stock or warrants in the event that you need a source of liquidity.

Although our common stock is listed on the American Stock Exchange, the trading in our common stock has substantially less liquidity than the trading in the stock of many other companies listed on that market. There is currently no public trading market for the warrants to be offered by this prospectus and these warrants will not be listed on the American Stock Exchange or any other exchange, or quoted on any market. A public trading market in the securities having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our securities at any time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. In the event an active market for the securities does not develop, you may be unable to resell your shares of common stock or warrants at or above the price you pay for them or at any price.

Issuance of shares of our common stock upon the exercise or conversion of derivative securities may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and reduce the value of our common stock.

As of January 9, 2006, 18,500,912 shares of our common stock were issued and outstanding. We have reserved approximately an additional 16,350,414.5 shares of common stock for issuance in connection with previously issued securities, which are exercisable or convertible into common stock. We have also reserved 2,000,000 shares of common stock in connection with our stock option plan and 250,000 shares of common stock in connection with our warrant plan. Should existing holders of warrants or other securities exercisable or convertible into shares of our common stock exercise or convert such derivative securities into shares of our common stock, it may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and reduce the value of our common stock and outstanding warrants. As of January 9, 2006, we had approximately 2,898,673.5 shares of our common stock available for future issuances, which issuances would cause further dilution.

Substantial number of our shares of common stock are eligible for future sale and the sale of our shares of common stock into the market may depress our stock price.

Our stock price may be depressed by future sales of our shares of common stock or the perception that future sales may occur. As of January 9, 2006, 18,500,912 shares of our common stock were issued and outstanding, of which 3,102,500 shares have previously been registered and 8,228,750 shares are being registered hereby. On the effective date of this prospectus, we will also have registered for resale 4,114,375 shares of common stock underlying the warrants issued to the selling securityholders. We have also previously registered 5,000,000 shares of common stock underlying our Class D common stock purchase warrants. We are unable to estimate the amount, timing or nature of future sales of common stock. Sales of substantial amounts of the common stock in the public market, or the perception that these sales may occur, may lower the common stock’s market price.

The warrants may be redeemed on short notice at a price that may not reflect their fair market value.

We may redeem the warrants offered by this prospectus for $0.50 per warrant on 10 days prior written notice at any time after the closing price of our common stock exceeds $5.60 for any period of 20 consecutive trading days beginning after the registration statement registering the securities offered by this prospectus has been declared effective by the SEC. If we give notice of redemption, holders of the warrants will be forced to sell or exercise the warrants they hold or accept the redemption price. The redemption price may not reflect the fair market value of the warrants. The notice of redemption could come at a time when it may not be advisable or possible for holders of the warrants to sell the warrants they hold and, accordingly, you may not be able to realize the actual fair market value of the warrants.

We may issue shares of preferred stock which could be entitled to dividends, liquidation preferences and other special rights and preferences not shared by holders of our common stock.

We are authorized to issue up to 5,000,000 shares of “blank check” preferred stock. We may issue shares of preferred stock in one or more series as our board of directors may from time to time determine without stockholder approval. The voting powers, preferences and other special rights and the qualifications, limitations or restrictions of each such series of preferred stock may differ from each other. The issuance of any such series of preferred stock could materially adversely affect the rights of holders of our common stock and could reduce the value of our common stock and warrants.

Anti-takeover provisions and the regulations to which we may be subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.

Anti-takeover provisions in the General Corporation Law of the State of Delaware and our certificate of incorporation and bylaws, including the right to issue “blank check” preferred stock, as well as approvals required under banking laws and regulations, could hinder or delay a change in control of our company, including transactions in which holders of common stock might otherwise receive a premium over the market price of their shares at the time of the transaction.

We do not pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

We are subject to legal limitations under federal and state laws affecting the frequency and amount of dividends that may be paid to our stockholders. Banking regulators may restrict the ability of any bank holding company subject to their jurisdiction to pay dividends if the payments would constitute an unsafe or unsound banking practice. As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus which represents the excess of our net assets over pain-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. Under applicable Delaware case law, dividends may not be paid on our common stock if we become insolvent or the payment of dividends will render us insolvent. We do not pay, and we do not anticipate paying, any cash dividends on the common stock in the foreseeable future.

We have entered into certain related party transactions with our directors.

The bank has extended three direct and/or indirect lines of credit to some of its directors, who also serve on the board of directors of our company, in the aggregate principal amount of approximately $6.1 million, of which approximately $5.9 million is secured by real estate and $200,000 is unsecured. The current balance outstanding on these line of credit was approximately $4.8 million at September 30, 2005 and on such date, all of these loans were considered performing in accordance with their terms. Although the amounts outstanding on these lines of credit at September 30, 2005 did not exceed the appraised value of the real estate securing such lines, there can be no assurance that this will continue in the future.

USE OF PROCEEDS

The securities offered in this prospectus are being registered for the accounts of the selling securityholders identified in this prospectus. All of the proceeds from the sale of the securities will go to the respective selling securityholders who offer and sell their securities. We will not receive any of the proceeds from the sale by any selling securityholders of the securities, except that we may receive the exercise price from the exercise of the warrants for the underlying common stock to the extent the selling securityholders do not utilize the cashless exercise provision contained in the warrants.

SELLING SECURITYHOLDERS

The following table provides certain information as of January 9, 2006 regarding the beneficial ownership of our common stock and warrants by the selling securityholders prior to and after the offering. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.

Our registration of shares and warrants does not necessarily mean that the selling securityholders will sell all or any of these securities. We have assumed for purposes of the table below that the selling securityholders will sell all of the shares and warrants (or exercise all of the warrants and sell the shares received thereby) offered for sale. The selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares and warrants, or acquired additional shares or warrants, since the date on which they provided information regarding their securities.

Selling Security holder	Warrants Owned Before Offering and Being Offered		Shares of Common Stock Owned Before Offering(1)		Shares of Common Stock Being Offered(1)	Warrants Owned After Offering		Shares of Common Stock Owned After Offering(1)
	Number	%	Number	% (2)	Number	Number	%	Number	%
22nd Century Capital Management LP(3)	6,250	*	18,750	*	18,750	—	—	—	—
Acadia Master Fund I, Ltd.(4)	62,500	1.5	187,500	1.0	150,000	—	—	—
Bourdeau Bros. Inc.(5)	50,000	1.2	150,000	*	150,000	—	—	—	—
Capital Growth Equity Fund I, LLC(6)	62.50	*	18,750	*	18750	—	—	—	—
Caspian Capital Partners LP(7)	24,320.5	*	72,961.5	*	72,961.5	—	—	—	—
Corsair Capital Partners, L.P.(8)	202,851.5	4.9	608,554.5	3.3	608,554.5	—	—	—	—
Corsair Capital Partners 100, L.P.(8)	9,529	*	28,587	*	28,587	—	—	—	—
Corsair Capital Investors LTD(8)	25,832.5	*	77,497.5	*	77,497.5	—	—	—	—
Corsair Long Short International LTD(8)	6,532.5	*	19,597.5	*	19,597.5	—	—	—	—
Corsair Select L.P.(8)	126,987.5	3.1	380,962.5	2.0	380,962.5	—	—	—	—
CSI Associates(9)	31,250	*	93,750	*	93,750	—	—	—	—
DKR Soundshore Oasis Holding Fund Ltd.(10)	62,500	1.5	187,500	1.0	187,500	—	—	—	—
Dr. Corey Casper	6,000	*	18,000	*	18,000	—	—	—	—
Edward Haymes	3,125	*	9,375	*	9,375	—	—	—	—
Edward J. Sauder	6,250	*	18,750	*	18,750	—	—	—	—
Elliot J. Brody Revocable Trust(11)	3,125	*	9,375	*	9,375	—	—	—	—

Selling Security holder	Warrants Owned Before Offering and Being Offered		Shares of Common Stock Owned Before Offering(1)		Shares of Common Stock Being Offered(1)	Warrants Owned After Offering		Shares of Common Stock Owned After Offering(1)
	Number	%	Number	% (2)	Number	Number	%	Number	%
Elliot J. Brody Foundation(11)	12,500	*	37,500	*	37,500	—	—	—	—
Harborview Master Fund LP(12)	25,000	*	75,000	*	75,000	—	—	—	—
Howard Weithorn	6,000	*	18,000	*	18,000	—	—	—	—
James E. Moynihan(13)	12,500	*	37,500	*	37,500	—	—	—	—
Jerome H. Levitt(14)	6,250		18,750	*	18,750	—	—	—	—
John A. Grant, Jr.	6,250	*	18,750	*	18,750	—	—	—	—
Jon T. and Pamela Olsen	6,250	*	18,750	*	18,750	—	—	—	—
Joseph and Kimberly Pedone	6,250	*	18,750	*	18,750	—	—	—	—
Lara Leigh Weithorn TR DTD 6/15/72(15)	6,000	*	18,000	*	18,000	—	—	—	—
Lisa M. Lippman Revocable Trust(16)	3,125	*	9,375	*	9,375	—	—	—	—
Mariner Opportunities Fund LP(17)	24,321.5	*	72,964.5	*	72,964.5	—	—	—	—
Mark J. and Brigitte Katzenstein	6,250	*	18,750	*	18,750	—	—	—	—
Michael D. Jamison	31,250	*	93,750	*	93,750	—	—	—	—
MLM Charitable Remainder Unitrust DTD 2/8/91(15)	6,000	*	18,000	*	18,000	—	—	—	—
Monroe Klein	6,000	*	18,000	*	18,000	—	—	—	—
Muriel Casper Weithorn	6,000	*	18,000	*	18,000	—	—	—	—
Pequot Capital Management, Inc.(18)	108,000	2.6	1,637,159	8.8	324,000	—	—	1,313,159	7.1
Portside Growth and Opportunity Fund(19)	125,125	3.0	375,375	2.0	375,375	—	—	—	—
QVT Fund LP(20)	500,000	12.2	1,500,000	7.9	1,500,000	—	—	—	—
Richard A. Lippe	6,000	*	30,500	*	18,000	—	—	12,500	—
Richard and Sheila Korchien Trust	6,000	*	18,000	*	18,000	—	—	—	—
Second Curve Partners, LP(22)	390,625	9.5	1,171,875	6.2	1,171,875	—	—	—	—
Second Curve Partners International, Ltd.(22)	103,125	2.5	309,375	1.7	309,375	—	—	—	—
Second Curve Opportunity Fund International, Ltd.(22)	25,000	*	75,000	*	75,000	—	—	—	—
Second Curve Opportunity Fund, LP(22)	106,250	2.6	318,750	1.7	318,750	—	—	—	—
Stanley/Howard 2001 Charitable Remainder Unitrust DTD 7/11/01(15)	6,000	*	18,000	*	18,000	—	—	—	—

Selling Security holder	Warrants Owned Before Offering and Being Offered		Shares of Common Stock Owned Before Offering(1)		Shares of Common Stock Being Offered(1)	Warrants Owned After Offering		Shares of Common Stock Owned After Offering(1)
	Number	%	Number	% (2)	Number	Number	%	Number	%
Stanley/Lois Charitable Remainder Unitrust(15)	6,000	*	18,000	*	18,000	—	—	—	—
Stanley S. Weithorn Revokable Trust 9/7/90(15)	6,000	*	18,000	*	18,000	—	—	—	—
Stanley Weithorn Life Tenant Muriel Casper Weithorn Remainder Under JT Purchase(15)	6,000	*	18,000	*	18,000	—	—	—	—
The Weithorn and Ehrmann Families Foundation(15)	6,000	*	18,000	*	18,000	—	—	—	—
Tiedemann Rosinus L.P.(23)	154,875	3.8	464,625	2.5	464,625	—	—	—	—
Triumph Investment Fund, LP(24)	125,000	3.0	375,000	2.0	375,000	—	—	—	—
Weithorn Family Charitable Remainder Unitrust DTD 2/8/91(15)	6,000	*	18,000	*	18,000	—	—	—	—
York Capital Management, L.P.(25)	149,000	3.6	447,000	2.4	426,375	—	—	20,625	—
York Global Value Partners, L.P.(25)	893,750	21.8	2,681,250	13.8	2,557,500	—	—	123,750	—
York Investment Limited(25)	582,375	14.2	1,747,125	9.2	1,666,500	—	—	80,625	—
Total	4,114,375		13,881,284		12,343,125			1,538,159

____________

*

Less than 1%

(1)

Includes common stock issuable upon the exercise of the warrants.

(2)

Applicable percentage of ownership is based on 18,500,912 shares of common stock outstanding as of January 9, 2006, together with securities exercisable or convertible into shares of our common stock within 60 days of January 9, 2006.

(3)

William Corley has sole voting and investment control over the securities held by this selling securityholder.

(4)

Andrew Bell has sole voting and investment control over the securities held by this selling securityholder.

(5)

Germain Bourdeau has sole voting and investment control over the securities held by this selling securityholder.

(6)

Michael S. Jacobs is the managing member of the selling securityholder and has sole voting and investment control over the securities held by this selling securityholder. The selling securityholder is an affiliate of a broker dealer that purchased the securities in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(7)

Mariner Investment Group, Inc. is the investment manager for the selling securityholder, and Mark Weissman, as portfolio manager, has complete voting and investment control over the securities held thereby. The selling securityholder is an affiliate of a broker dealer that purchased the securities in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(8)

Steven Major and Jay R. Petschek share voting and investment control over the securities held by this selling securityholder. The selling securityholder is an affiliate of a broker dealer that purchased the securities in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(9)

Phil Cohen has sole voting and investment control over the securities held by this selling securityholder.

(10)

The investment manager of selling securityholder is DKR Oasis Management Company LP, referred to as the investment manager. The investment manager has authority to do any and all acts on behalf of the selling securityholder, including voting any shares held by the selling securityholder. Mr. Seth Fischer is the managing partner of Oasis Management

Holdings LLC, one of the general partners of the investment manager. Mr. Fischer has ultimate responsibility for trading with respect to the selling securityholder. Mr. Fischer disclaims beneficial ownership of the shares.

(11)

Elliott J. Brody has sole voting and investment control over the securities held by this selling securityholder.

(12)

Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have ultimate responsibility for trading with respect to Haborview Master Fund L.P. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder.

(13)

The selling securityholder is an affiliate of a broker dealer that purchased the securities in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(14)

The selling securityholder is an affiliate of a broker dealer that purchased the securities in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(15)

Stanley S. Weithorn has sole voting and investment control over the securities held by this selling securityholder.

(16)

Lisa M. Lippman has sole voting and investment control over the securities held by this selling securityholder.

(17)

Mariner Investment Group, Inc. is the investment manager for the selling securityholder, and Mark Weissman, as portfolio manager, has complete voting and investment control over the securities held thereby. The selling securityholder is an affiliate of a broker dealer that purchased the securities in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(18)

Arthur J. Samberg is the sole owner of Pequot Capital Management, Inc. and has sole voting and investment control over the securities held by this selling securityholder.

(19)

Ramius Capital Group, LLC, referred to as Ramius Capital, is the investment adviser of Portside Growth and Opportunity Fund, referred to as Portside, and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark Strauss and Solomon disclaim beneficial ownership of these shares. The selling securityholder is an affiliate of a broker dealer that purchased the securities in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(20)

Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control the securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the securities held by QVT Fund LP.

(21)

Richard Korchien and Sheila Korchien share voting and investment control over the securities held by this selling securityholder.

(22)

Second Curve Capital, LLC is the investment manager for this selling securityholder. The managing member of Second Curve Capital, LLC is Thomas K. Brown, who has sole voting and investment control over the securities held by this selling securityholder.

(23)

Michael F. Rosinus is the general partner of Tiedemann Rosinus L.P. and has sole voting and investment control over the securities held by this selling securityholder.

(24)

John Clarke and Robert Keller, managing directors of the selling securityholder, share voting and investment control over the securities held by this selling securityholder.

(25)

Dinan Management LLC is the general partner of the selling securityholder. James G. Dinan controls Dinan Management LLC and has sole voting and investment control over the securities held by this selling securityholder.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 40,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, par value $0.01 per share. The following summary is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, copies of which were filed as exhibits to previous filings with the SEC and are incorporated herein by reference.

Common Stock

As of January 9, 2006, there were 18,500,912 shares of our common stock outstanding that were held of record by approximately 900 stockholders. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the limitations under the General Corporation Law of the State of Delaware and preferences that may apply to any outstanding shares of preferred stock, holders of common stock are entitled to receive such dividends or other distributions, if any, as our board of directors may declare out of funds legally available for such purposes.

Our stockholders generally do not have preemptive rights with respect to our common stock and, except as provided below, existing holders of common stock will not have any preferential or participation rights if the board of directors elects to issue additional shares of common stock. On April 17, 2003, we entered into a participation agreement with each of McAlpine Park Lane, Inc., a Florida corporation, and McAlpine Ltd., a company incorporated in the Cayman Islands, to which we refer collectively as the McAlpine entities in this prospectus, in connection with the sale of shares of our common stock and warrants to purchase shares of our common stock to the McAlpine entities. Under the participation agreements, the McAlpine entities have the right to purchase: (1) our common stock; (2) warrants to purchase shares of our common stock; and (3) any security convertible into or exchangeable for our common stock or warrants offered by us in any private or public offering in percentage amounts which are not greater than the percentage of their respective beneficial ownership of our securities, as determined by the formula specified in the participation agreements. We must notify the McAlpine entities of all of our private and public offerings, and the McAlpine entities are required to notify us of their intention to exercise their participation rights within 30 days of the beginning of our public or private offering.

In addition, on August 1, 2005, we entered into a securities purchase agreement with selling securityholders that purchased units in the August private placement. Pursuant to the terms of the securities purchase agreement, each selling securityholder whose subscription amount exceeded $1.0 million in the private placement, to whom we refer collectively as the first refusal selling securityholders in this prospectus, have the right to purchase, except in certain exempt issuances, (1) our common stock; (2) warrants to purchase shares of our common stock; and (3) any security convertible into or exchangeable for our common stock or warrants offered by us in any non-exempt offering in such amounts that would maintain the first refusal selling securityholder’s proportionate ownership interest as of the date immediately preceding such offering. We must notify the first refusal selling securityholders of all of our non-exempt offerings, and the first refusal selling securityholders are required to notify us of their intention to exercise their first refusal rights within 5 days of the receipt of such notice. The first refusal rights described above expire on the third anniversary of the applicable closing date for the private placement of each first refusal selling securityholder.

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, any may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our board of directors may designate and issue in the future.

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of “blank check” preferred stock in one or more series and to designate the rights, preferences, qualifications, limitations and restrictions of each such series. As of December 8, 2005, there were no shares of preferred stock outstanding. The issuance of shares of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of our company without further action by the stockholder.

In addition to the ability to issue shares of preferred stock without stockholder approval, as described above, our certificate of incorporation and bylaws contain certain other provisions which may be viewed as anti-takeover measures delaying or preventing the change in control of our company. For instance, pursuant to our certificate of incorporation, our board of directors is divided into three classes and our directors are elected for staggering three-year terms. Under the terms of our certificate of incorporation, the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then outstanding shares of all classes and series of our stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend, alter, repeal or adopt any provision which is inconsistent with the provision of the certificate of incorporation establishing our classified board of directors. Our bylaws provide that a special meeting of stockholders may be called at any time by the board of directors, chief executive officer or stockholders entitled to cast at least one-fifth of the votes which all stockholders are entitled to cast at the particular meeting.

The transfer agent and registrar for the shares of our common stock is Olde Monmouth Stock Transfer Co., Inc. whose address is 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

Series F Common Stock Purchase Warrant

As of January 9, 2005, Series F common stock purchase warrants to purchase up to 4,114,375 shares of common stock were outstanding and issued to selling securityholders. Each Series F common stock purchase warrant entitles its holder to purchase 0.5 shares of our common stock at an exercise price of $4.00 per share, subject to adjustments for dividends, stock splits and other similar transactions, at any time prior to August 1, 2010 for the warrants sold in the August private placement, and December 14, 2010 for the warrants sold in the December private placement. The warrants may also be exercised pursuant to the “cashless exercise” provision contained in the warrants. The number of shares of common stock that may be acquired by a holder upon any exercise of a warrant will be limited to the extent necessary to ensure that following such exercise, the total number of shares of common stock beneficially owner by the holder, its affiliates and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes to Section 13(d) of the Exchange Act, does not exceed 9.999% of our total issued and outstanding shares of common stock. Our obligation to issue shares of common stock in excess of such limitations will be suspended until such time that the shares of common stock may be issued in compliance with such limitation.

Each warrant is subject to our right to repurchase the unexercised portion of the warrant at a price of $0.50 per share if the closing price of our common stock exceeds $5.60 for each of 20 consecutive trading days, which period will not begin until after the registration statement has been declared effective by the SEC.

Registration Rights Agreement

In connection with the sale of the units on August 2, 2005 and October 27, 2005, we entered into a registration rights agreements with the investors pursuant to which we agreed to file a shelf registration statement covering the resale of the common stock, warrants and shares of common stock issuable upon the exercise of the warrants no later than 90 days following the last closing date under the August private placement (but in no event later than December 31, 2005), and use commercially reasonable efforts to cause such registration statement to be declared effective no later 120 days following the last closing date under the August private placement (but in no event later than January 31, 2006) (180 days if the SEC notified us that it would review the registration statement, but in no event later than March 31, 2006). In connection with the sale of the units on December 14, 2005, we entered into a registration rights agreement with the investors pursuant to which we agreed to file a shelf registration statement covering the resale of common stock, warrants and shares of common stock issuable upon the exercise of the warrants no later than 90 days following the closing date under the December private placement (but in no event later than May 31, 2006), and use commercially reasonable efforts to cause such registration statement to be declared effective no later than 120 days following the closing date under the December private placement (but in no event later than June 30, 2006) (180 days if the SEC notified us that it would review the registration statements, but in no event later than September 30, 2006). In addition, pursuant to the terms of the registration rights agreement, we must use commercially reasonable efforts to maintain the registration statement’s effectiveness until the earlier of (1) the date on which all securities sold in the private placements have been sold pursuant to the registration statement or (2) the date on which all securities sold in the private placements may be sold without restriction by the volume limitations of Rule 144(e) of the Securities Act as determined by our counsel.

Following, the effective date of the registration statement, under certain circumstances we may suspend the selling securityholders’ use of the registration statement to resell their securities for up to 90 days, (which need not be consecutive) in any twelve-month period.

If at any time during this period, there is not an effective registration statement covering the selling securityholders’ securities and we decide to file a registration statement relating to an offering for our own account or the account of others under the Securities Act for any of our equity securities, other than an offering that is being offered on a firm-commitment basis or an offering on Form S-4 or S-8, then we must send each selling securityholder a written notice of such determination. If within 10 days after the date of receipt of such notice, any selling securityholder so requests in writing, we must include such selling securityholder’s securities. We will not be obligated to provide this “piggyback registration” right if such securityholder’s securities are eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act or are the subject of an effective registration statement.

The foregoing summaries of the securities purchase agreement, warrant and registration rights agreement are qualified in their entirety by reference to the respective documents, copies of which were filed as exhibits to the registration statement and are incorporated herein by reference.

[Balance of page intentionally left blank]

PLAN OF DISTRIBUTION

Each selling securityholder of our common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker dealer as principal and resale by the broker dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the date of this prospectus;

•

broker dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling securityholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling securityholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling securityholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling securityholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which all the shares have been sold pursuant to the registration statement or (ii) all of the shares may be sold without restriction by the volume limitations of Rule 144(e) under the Securities Act. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of five business days prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

INDEMNIFICATION

Our certificate of incorporation provides that we will indemnify our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

An opinion has been delivered by Blank Rome LLP, Philadelphia, Pennsylvania, to the effect that the shares of common stock and warrants being offered by this prospectus are legally issued, fully paid and nonassessable, and the shares of common stock issuable upon exercise of the warrants when exercised, issued and paid for as contemplated in the warrants, will be legally issued, fully paid and nonassessable.

EXPERTS

Crowe Chizek and Company LLC, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, as set forth in its report, which is incorporated into this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Crowe Chizek and Company LLC’s report, given on its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we have filed with the SEC at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s website at http://www.sec.gov. We use the website of our bank subsidiary, http://www.panamericanbank.com, to disclose certain information about us. The information on this website is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference. This website is, and is only intended to be, inactive textual references.

We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock, warrants and shares of common stock issuable upon the exercise of the warrants offered by this prospectus. This prospectus forms a part of the registration statement; however, the prospectus does not include all of the information included in the registration statement. As a result, you should refer to the registration statement for additional information about us and the securities being offered in this prospectus. The SEC also allows us to “incorporate by reference” the information we file with the SEC which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the prospectus are not necessarily complete and you should review the referenced document itself for a complete understanding of its terms.

The following documents filed by us under the Exchange Act with the SEC since December 31, 2004 are incorporated into this prospectus by reference:

Document	Period	Date of Filing
Annual Report on Form 10-KSB	December 31, 2004	March 16, 2005
Quarterly Report on Form 10-QSB	March 31, 2005	May 6, 2005
Quarterly Report on Form 10-QSB	June 30, 2005	August 15, 2005
Quarterly Report on Form 10-QSB	September 30, 2005	November 14, 2005
Definitive Proxy Statement for the Annual Meeting of Stockholders	June 15, 2005	May 18, 2005
Definitive Proxy Statement for the Special Meeting of Stockholders	December 16, 2005	November 17, 2005
Current Report on Form 8-K	March 18, 2005	March 21, 2005
Current Report on Form 8-K/A	March 18, 2005	March 30, 2005
Current Report on Form 8-K	June 3, 2005	June 3, 2005
Current Report on Form 8-K	June 15, 2005	June 16, 2005
Current Report on Form 8-K	June 28, 2005	June 29, 2005
Current Report on Form 8-K containing the description of our capital stock	July 13, 2005	July 14, 2005
Current Report on Form 8-K (except for Item 2.02 and Exhibit 99.1)	July 21, 2005	July 22, 2005
Current Report on Form 8-K	July 28, 2005	August 2, 2005
Current Report on Form 8-K	August 1, 2005	August 5, 2005
Current Report on Form 8-K	July 21, 2005	September 23, 2005
Current Report on Form 8-K	October 27, 2005	November 1, 2005
Current Report on Form 8-K	November 4, 2005	November 4, 2005
Current Report on Form 8-K	November 15, 2005	November 18, 2005
Current Report on Form 8-K	October 3, 2005	November 21, 2005
Current Report on Form 8-K	December 14, 2005	December 14, 2005
Current Report on Form 8-K	December 16, 2005	December 20, 2005
Current Report on Form 8-K	January 4, 2006	January 5, 2006
Current Report on Form 8-K	December 16, 2005	January 17, 2006
Current Report on Form 8-K	January 12, 2006	January 24, 2006

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the date that this offering of our securities is terminated shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of the document. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide, upon written or oral request without charge, to each person to whom this prospectus is delivered a copy of any or all of the documents which are incorporated into this prospectus by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). If you would like to request a copy of such document, please write or call us at:

Sun American Bancorp

3400 Coral Way

Miami, Florida 33145

(305) 421-6800

Attn:  Michael Golden

President and Chief Executive Officer